Exhibit 10.24

AGREEMENT FOR PURCHASE AND SALE OF BUSINESS AND ASSETS

THIS AGREEMENT FOR PURCHASE AND SALE OF BUSINESS AND ASSETS the “Agreement” is by and between VCG Holding Corp., a Colorado corporation, (VCG) or assigns hereafter referred to as “Buyer”, and Consolidated Restaurants Limited, LLC, a Colorado LLC, hereafter referred to as “seller” and is effective August 2, 2006.

1.	WHEREAS, Seller owns including the goodwill thereof and operates a certain tavern and cabaret known by the tradename of “Appaloosa”, hereafter referred to as the “Business”, and

2.	WHEREAS, Seller’s Business is located at 5975 Terminal Avenue, Colorado Springs, Colorado, 80915 hereafter referred to as the “Property”, and

3.	WHEREAS, Seller owns and uses the following in connection with its Business.

A.	A Colorado Tavern Liquor License and El Paso County sexually oriented business license.

B.	All furniture, fixtures and equipment, located on the premises of the nightclub. All inventories, equal to the values shown on the June 30, 2006 financial statements, including cash on hand and ATM monies.

C.	A Lease for the Property, a copy of which is attached as Exhibit “A”.

4.	WHEREAS, Seller desires to sell its Business and the Assets to Buyer and Buyer desires to purchase the same from Seller upon the terms, covenants and conditions as set forth hereinafter, and

5.	WHEREAS, Buyer and Seller desire to memorialize the terms, covenants and conditions by this Agreement.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS, AGREEMENTS, REPRESENTATIONS, AND WARRANTIES CONTAINED IN THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

6.	Sale of Business and Assets. Subject to the terms and conditions set forth in this agreement, Seller agrees to sell, convey, transfer, assign, and deliver to Buyer and Buyer agrees to purchase from Seller its Business and Assets.

7.

Consideration. As full payment for the transfer of the Business and Assets from Seller to Buyer, Buyer shall pay to the Seller the sum of One Million Four Hundred Thousand Dollars ($1,400,000.) to be paid at closing in the form of One Million Dollars ($1,000,000.) in certified funds and a promissory note in the amount of Four Hundred Thousand Dollars ($400,000.) “Exhibit B” attached.

VCG will have placed One Hundred Thousand ($1,00,000.) in escrow upon execution of this agreement. Escrow to Tom Todd Attorney 404-630 7100 Escrowed funds are refundable if the agreement fails to close due to the seller. They are non refundable if failure to close is due to the purchaser, except as described in section 16.

8.	Allocation of Responsibilities and liabilities.

A.	Seller shall be responsible for all obligations, duties and liabilities owed with respect to the Business and Assets prior and up to the day before the Date for Possession. Seller agrees to hold Buyer exempt and harmless from any obligations, duties and liabilities arising prior to the Date for Possession.

If any claim that is Seller’s responsibility arises after the Date for Possession and the claim is asserted against Buyer, then Buyer shall give notice of said claim to Seller within ten (10) days following its receipt of it. Seller shall be responsible for answering to the claimant and resolving the claim. If Seller fails to answer the claimant, then Buyer may do so and resolve the claim. If Buyer is required to pay any monies to resolve any claim unanswered by the Seller, then Buyer shall give notice to Seller of any monies paid and Seller shall reimburse said amount to Buyer within 10 (10) days thereafter. If Seller fails to reimburse Buyer for any monies paid by Buyer to resolve any claim unanswered by Seller.

B.	Buyer shall be responsible for all obligations, duties and liabilities owed with respect to the Business and Assets on and after the Date for Possession. Buyer agrees to hold Seller exempt and harmless from any obligations, duties and liabilities arising after the Date for Possession.

If any claim that is Buyer’s responsibility arises after the Date of Possession and the claim is asserted against Seller, then Seller shall give notice of said claim to Buyer within the (10) days following its receipt of same. Buyer shall be responsible for answering to the claimant and resolving the claim if Buyer fails to answer the claimant, then Seller may do so and resolve the claim. If Seller is required to any monies to resolve any claim unanswered by Buyer, then Seller shall give notice to Buyer of any monies paid and Buyer shall reimburse said amount to Seller within ten (10) days thereafter. If Buyer fails to reimburse Seller for any monies paid by the Seller to resolve any claim unanswered by Buyer, then Seller may bring an action against Buyer to enforce the collection of said monies paid, including reimbursement of any attorney’s fees and costs incurred.

9.	Date of Possession. Buyer shall take possession of the Business and Assets upon approval of a transfer of liquor permit and sexually oriented business license issued by the County of El Paso and the State of Colorado or any other required permit to operate.

10.	Timely Application for Transfer of Liquor License. Not later than September 1, 2006, Buyer shall submit an application for transfer of the Liquor License. Buyer shall be responsible for the payment of fees required in connection with the application.

11.	REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants that:

A.	Title. Seller is the owner, beneficially and of record, of the Business and the Assets. Seller may transfer the liquor license.

B.	Furniture, Fixtures and Equipment. All Furniture, Fixtures and Equipment are or will be in good working order as of the Date for Possession. Except as stated herein, Seller makes no warranty or guarantee with regard to the Furniture, Fixtures and Equipment and Buyer is acquiring them in their “WHERE IS” and “AS IN” condition.

C.	Food & Beverage Inventory. The Food and Beverage Inventory to be transferred to Buyer pursuant to the terms of this Agreement consists of items of a quality and quantity usable and saleable in the ordinary course of business.

D.	Property. Nothing in this Agreement purports to convey any interest, by deed or lease or any other instrument, in the property as 5975 Terminal Avenue, Colorado Springs, Colorado. Seller occupies the Property pursuant to a Lease and any assignment thereof requires the approval of the Landlord.

E.	Compliance with Laws. To the best of its knowledge, Seller has complied with and is not aware of any violation of applicable federal, state or local statutes, lows, und regulations affecting the Business of the Assets.

F.	Litigation. To the best of its knowledge, Seller is not aware of any suit, action, arbitration, or legal, administrative, or other proceeding by any governmental agency that would prevent the transfer of Seller’s Business or the Assets. Seller is not in default with respect to any order, writ, injunction, or decree to any federal, state, local or foreign court, department, agency, or instrumentality.

12.	REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants:

A.

Validity and Authority. Buyer is a Corporation duly organized, and existing, and good standing under the laws of Colorado. The execution and delivery of the Agreement and the consummation of this transaction by Buyer have been duly authorized. No further corporate authorization is necessary on the part of Buyer.

13.	SELLER’S OBLIGATIONS BEFORE DATE OF POSSESSION. Seller covenants that from the date of executing this Agreement until the Date of Possession:

A.	Access to Information. Buyer and its council, accountants, and other representatives shall have full access during normal business hours to review any accounting, financial or other information regarding Seller’s Business or the Assets.

B.	Insurance. Seller will continue to carry its existing insurance, subject to variations in amounts required by the ordinary operations of its business.

14.	BUYER’S OBLIGATIONS BEFORE DATE OF POSSESSION. Buyer agrees that, from the date of executing this agreement until the Date for Possession. Buyer and its officers, directors, and other representatives will hold in strict confidence and will not use to the detriment of Seller any data or information obtained in connection with the Agreement.

15,	SELLER’S OBLIGATION ON DATE OF POSSESSION. Seller shall provide Buyer with a Bill of Sale for the Business and the Furniture, Fixtures and Equipment.

16.	MUTUAL CONDITIONS PRECEDENT TO CLOSING. The obligations of Buyer and Seller to proceed to closing this Agreement are subject to the satisfaction or waiver of all the following conditions, which must occur on or before the Date for Closing.

A.	Transfer of Liquor License. Buyer has received approvals from the County of El Paso and the Colorado Department of Liquor Licenses and Control for the transfer of the Tavern Liquor License.

B.	Completion of a financial audit (the “Audit”) satisfactory to VCG at its sole determination of Consolidated Restaurants Limited LLC. For the calendar years 2004, 2005 and 2006 to date. All financial audit work shall be funded solely by VCG.

C.	Completion of due diligence by VCG with respect to Consolidated Restaurants Limited LLC. On or before August 15, 2006. The completed due diligence package will be immediately reviewed by the board of directors and SEC legal council and approved before completion of the transaction can occur. If the due diligence conditions are not satisfactory to Board of VCG the closing will not occur, and Earnest money will returned to purchaser.

D.	Assets free of Liens and Encumbrances. Buyer has obtained a report of a Lien and Encumbrance search demonstrating that the Assets are free and clear of liens, encumbrances and judgments.

17.	MISCELLANEOUS PROVISIONS.

A.	Broker. Seller is responsible for any broker fee paid. VCG warrants that it has not retained or contacted a broker on this transaction.

B.	Expenses. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying our transactions contemplated by this Agreement.

C.	Headings. The subject headings of the Sections and Subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

D.	Modification and Waiver. This Agreement constitutes the entire agreement between parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understanding of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

E.	Counterparts. This Agreement maybe executed simultaneously in one or more counter parts, each of which together shall constitute one and the same instruments.

F.	Rights of Parties. Except as stated, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reasons of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provisions give any third persons any right to subrogation or action over against any party to this Agreement. The parties agree that VCG assign their rights in the Security Agreement and to enforce this Agreement.

G.	Assignment This Agreement. This Agreement shall be binding on, and shall inure to benefit of, the parties to it and their respective theirs, legal representatives, successors, and assigns.

H.	Specific Performance. The parties agree that the obligations of each of them under this Agreement are unique. If either party should default in its obligations under this Agreement, the parties acknowledge that it would be extremely impracticable to measure the other party’s resulting damages. Accordingly, in addition to any other rights or remedies available at law, the party not in default may sue the other party in equity for specific performance. Each party expressly waives the defense that a remedy in damages should be adequate for the other party to this transaction.

I.	Notice. All the notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Seller at:

Tom Winter

520 Staghorn Ct

Alpharetta Ga 30004

Gene Clarke

2725 Brogans Bluff Dr

Colorado Springs Co. 80919

To Buyer at:

Troy Lowrie, CEO

VCG Holding Corp.

390 Union Boulevard, Suite 540

Lakewood, CO 80228

Any party may change its address for purposes of this section by giving the other parties written notice of the new address in the manner set forth above.

J.	Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado and the parties hereto submit to the jurisdiction of the courts of the State of Colorado in the event any action or dispute arising here from.

WHEREFORE, the parties to this Agreement have duly executed it on the day and year first above written.

SELLER:			BUYER:

Consolidated Restaurants Limited LLC.			VCG Holding Corp.

BY:	/s/ Gene Clarke	8-2-2006	BY:	/s/ Troy H. Lowrie	8-3-06
	Gene Clarke			Troy H. Lowrie
	Managing Member			Chief Executive Officer and Director

BY:	/s/ Tom Winter	8/2/06	BY:	/s/ Donald W. Prosser	8-3-06
	Tom Winter			Donald W. Prosser
	Member			Chief Financial Officer